UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2007

New Frontier Media, Inc.

(Exact name of registrant as specified in its charter)

Colorado

(State or Other Jurisdiction of Incorporation)

000-23697	84-1084061
(Commission File Number)	(IRS Employer Identification Number)

7007 Winchester Circle, Suite 200, Boulder, Colorado 80301

(Address of Principal Executive Offices)

(303) 444-0900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (c)	Appointment of Principal Executive Officer

On April 1, 2007, the Registrant’s board of directors promoted Ira Bahr from Vice President of Marketing and Corporate Strategy to Chief Operating Officer, effective immediately. Mr. Bahr was appointed Vice President of Marketing and Corporate Strategy on January 20, 2006.

Prior to joining the Registrant, Mr. Bahr, 44, served in a number of positions with Echostar Communications including Senior VP of Marketing for Dish Network and President of BingoTV, an interactive game channel owned by Echostar.

Previously, Mr. Bahr was the number two executive at Sirius Satellite Radio serving as the company’s Senior VP, Marketing, Alliances, and Communications. At Sirius, Mr. Bahr was the executive responsible for forging the company’s relationships with automobile and radio manufacturers. He was instrumental in both the acquisition of over $1 billion in capital finance and the change of the company’s name from CD Radio in 1999.

From 1985-1998, Mr. Bahr was an executive at BBDO Worldwide, one of the world’s largest advertising and marketing firms. At BBDO, he developed domestic and international marketing plans and communications programs for a range of companies including GE, Pepsi Cola, and FedEx.

Mr. Bahr holds a Bachelor of Arts from Columbia University.

Since the beginning of the Registrant’s last fiscal year, the Registrant has not been a party to any transactions, or proposed transactions, in an amount greater than $60,000 which Mr. Bahr has, or had, a material interest, except that the Registrant entered into an employment agreement with Mr. Bahr on January 20, 2006 that currently pays Mr. Bahr an annual base salary of $300,000 and an annual performance –based bonus of up to 100% of that base salary at the discretion of the Registrant’s Compensation Committee. The Registrant also granted Mr. Bahr on January 20, 2006 options to purchase 125,000 shares of the Registrant’s common stock at $7.15 per share pursuant to his employment agreement.

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Item 9.01 Financial Statements and Exhibits

10.1 Employment Agreement between Ira Bahr and the Registrant (1)

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(1) Incorporated by reference from the Registrant’s Form 10-Q for its fiscal quarter ended December 31, 2005 filed with the Commission on February 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FRONTIER MEDIA, INC
Dated: April 5, 2007	By:/s/ Michael Weiner Michael Weiner Chief Executive Officer

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